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                                                                   Exhibit 99

                            [SOLUTIA Letterhead]


FOR IMMEDIATE RELEASE
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                                Contacts:  Media - Glenn Ruskin - 703-282-7429
                                      Financial - Marleen Judge - 314-674-7777

      SOLUTIA REJECTS PHARMACIA SETTLEMENT COSTS OF TWO ASBESTOS CASES

         ST. LOUIS, Dec. 2, 2003/PRNewswire-FirstCall/ -- Solutia Inc. (NYSE: SOI) today notified Monsanto and Pharmacia that it would not be making a $3 million payment to satisfy litigation settlements in two asbestos cases brought against Pharmacia. Solutia's only obligation related to this litigation comes as a result of its contractual obligation to indemnify legacy liabilities of the old Monsanto chemical business which were assigned to Solutia at the time of Solutia's creation in 1997. Solutia has given notice to Monsanto and Pharmacia to enable them to make the required payments on their own behalf.
         When Solutia was spun off from Monsanto in 1997, Monsanto contractually obligated Solutia to bear the responsibility for hundreds of millions of dollars of legacy liabilities that accrued to Monsanto and its successor, Pharmacia, over a century of manufacturing, primarily in the areas of retiree benefits, environmental cleanup and litigation defense costs. In its 2003 third quarter 10-Q filing, Solutia disclosed that it must take action to reduce its current level of legacy liabilities, which currently cost Solutia approximately $100 million annually.
         Solutia has not advised Monsanto and Pharmacia that it will not honor any remaining legacy liabilities. In fact, Solutia continues to make other selected legacy liability payments. As individual legacy liability payments come due, Solutia will evaluate whether it is prudent for it to make those payments and will, in all cases where it determines to not make such payments, notify Monsanto and Pharmacia to enable them to pay their obligations.


CORPORATE PROFILE
         Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market applications; process development and scale-up services for pharmaceutical fine chemicals; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers.

         Solutia ...Solutions For a Better Life.


                                    -oOo-

Source: Solutia Inc.

St. Louis
Date 12/2/03